Exhibit 99.1

Press Release

SOURCE: Computer Access Technology Corporation

CATC to Acquire Verisys to Expand Storage Area Network Analyzer Portfolio

SANTA CLARA, Calif., May 9 /PRNewswire-FirstCall/—Computer Access Technology Corporation [CATC] (Nasdaq: CATZ-news), a leading provider of advanced verification systems and connectivity products for digital communications standards, announced today that it has entered into a definitive agreement to purchase Verisys, a leader in SCSI Bus Analyzers for the Storage Area Network (SAN) marketplace. The acquisition will enhance CATC’s position in the SAN marketplace, complementing an existing portfolio of analyzers including the IBTracer 1X and IBTracer 4X, both InfiniBand Protocol Analyzers, and the SATracer, a Serial ATA Protocol Analyzer.

The addition of Verisys brings key SAN measurement tools to the CATC portfolio including the innovative, market-leading SCSI analyzer for Ultra320, the SV8320. The most portable SCSI analyzer available on the market today, this notebook-based analyzer delivers 2 nano-second signal resolution, an 8 million event capture buffer, and phased support for packetized protocol, training pattern and QAS.

Jean-Louis Gassee, President and CEO of CATC, said: “According to industry analysts, the SAN market will continue to demonstrate substantial growth. The talent and resources that Verisys brings to CATC will enhance our position as a provider of analytical tools for this important market.”

“We are thrilled to become part of a great team such as the one at CATC,” said Gene Stevens, President of Verisys. “Our existing product lines are very complementary; and our combined resources and talent will enable CATC to expand its penetration of the SAN market as the leading provider of protocol analyzers.”

CATC will pay the Verisys shareholders $1 million in cash and up to 360,000 shares of CATC common stock. The parties anticipate that the transaction will close prior to June 1, 2002. Verisys was founded in 1992 and has 8 employees.

About CATC

CATC, a communication protocol expert company, provides advanced verification systems and connectivity products for existing and emerging digital communications standards such as USB, IEEE 1394, Bluetooth wireless technology, InfiniBand, Serial ATA and Ethernet. CATC products are used by semiconductor, device, system and software companies at each phase of their products’ lifecycles from development through production and market deployment. CATC verification systems consist of development and production products that accurately monitor communications traffic and diagnose operational problems to ensure standards compliance and interoperability as well as assist system manufacturers to download software onto new computers. CATC connectivity products enable reliable, uninterrupted service for broadband Internet access. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the web at http://www.catc.com.

About Verisys

Verisys, Inc., based just outside of Silicon Valley in Aptos, California, was founded in 1992. The company develops, manufactures and sells expert bus analysis tools for the SCSI market. Its products are noted for their unique combination of portability and performance in the resolution of advanced SCSI issues.

Regarding Forward-Looking Statements

Certain statements made in this news release are forward-looking, such as those statements concerning the acquisition of Verisys enhancing CATC’s position in the SAN marketplace, expanding CATC’s penetration of the SAN market, and the growth potential of the SAN market. Such statements, and any other forward looking statements, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially include, among other things, that the acquisition of Verisys will not close and that the acquisition of Verisys will not enhance CATC’s position in or penetration of the SAN marketplace. These and other risk factors that may affect CATC’s financial results in the future are discussed in CATC’s Annual Report on Form 10-K, filed March 28, 2002 and which can be viewed at the Securities and Exchange Commission’s website at www.sec.gov. CATC undertakes no obligation to update any forward-looking statements.

SOURCE: Computer Access Technology Corporation